SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                IVAX CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                        IVAX CORPORATION

                                     4400 BISCAYNE BOULEVARD
                                      MIAMI, FLORIDA 33137
                                         (305) 575-6000

                              NOTICE OF ANNUAL SHAREHOLDERS MEETING

         The annual shareholders meeting of IVAX Corporation ("IVAX") will be held at the Wyndham Hotel, 1601 Biscayne Boulevard, Miami, Florida on Friday, June 5, 1998, at 10:00 a.m., local time, for the following purposes:

                1. to elect eight directors to serve until the 1999 annual meeting of shareholders; and

                2. to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on April 10, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such shareholders will be available for inspection during normal business hours at IVAX's offices located at 4400 Biscayne Boulevard, Miami, Florida during the 10 days preceding the meeting.

                                    By Order of the Board of Directors

                                    ARMANDO A. TABERNILLA
                                    SECRETARY

Miami, Florida
April 17, 1998

       ------------------------------------------------------------------
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE
       ------------------------------------------------------------------

                                IVAX CORPORATION

                                 PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation ("IVAX") in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on June 5, 1998 (the "Annual Meeting") at the time and place set forth in the accompanying Notice of Annual Shareholders Meeting, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about April 17, 1998. Record holders of common stock, par value $.10 per share ("Common Stock"), at the close of business on April 10, 1998 (the "Record Date") are entitled to one vote for each share held on all matters to be considered at the Annual Meeting. On the Record Date, 120,081,796 shares of Common Stock were outstanding and entitled to vote.

VOTING

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. With respect to the proposal to elect eight directors, shareholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. If no direction is given on a proxy, it will be voted for the election of all nominees. A proxy delivered pursuant to this solicitation is revocable at any time prior to its exercise by giving written notice to IVAX's Secretary, by delivering a later dated proxy, or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a proxy. A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the meeting. Accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election.

PRINCIPAL SECURITY HOLDERS

         The following table sets forth certain information with respect to the only persons known by IVAX to own beneficially in excess of five percent of the outstanding shares of Common Stock as of April 10, 1998.


       NAME AND ADDRESS OF                        NUMBER OF      PERCENT
       BENEFICIAL OWNER                             SHARES       OF CLASS

       Phillip Frost, M.D.                       15,704,733 (1)    13.1%
       4400 Biscayne Boulevard
       Miami, Florida 33137

       Azure Limited                              7,958,492 (2)     6.6%
       c/o Charter Management, Ltd.
       Town Mills
       Trinity Square
       St. Peter Port
       Guernsey, Channel Islands

       BASFIN Corporation                         6,284,700 (3)     5.2%
       3000 Continental Drive - North
       Mount Olive, New Jersey  07828

--------------------
       FOOTNOTES ON NEXT PAGE.

(1) Includes 2,620,475 shares held directly, 1,066 shares held for Dr. Frost's benefit under the IVAX Corporation Employee Savings Plan, 343,750 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998, 12,723,695 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of IVAX's 6 1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 163,034 shares held of record by his wife. Dr. Frost is a director and executive officer of IVAX.
(2) Azure Limited holds the shares as trustee for Charter Trust Company, the trustee of the I. Kaye Family Trust, created by Mr. Isaac Kaye in 1988. The beneficiaries of the I. Kaye Family Trust may include, among others, Mr. Kaye's children. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Mr. Kaye is a director and executive officer of IVAX.
(3) Based on information contained in a Schedule 13D filed by BASFIN Corporation on September 24, 1996.


                              ELECTION OF DIRECTORS

         The Board of Directors of IVAX (the "Board") set the number of directors constituting the Board at eight. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees except for Mr. Fernandez are incumbent directors and, except for Mr. Fernandez and Mr. Flanzraich, were previously elected by the shareholders. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board determines to reduce the number of directors constituting the Board.

         MARK ANDREWS. Mr. Andrews, age 47, has served as a director of IVAX since 1987. He served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) since 1980, and was its President from 1980 to 1988. Upon the merger of American Exploration Company into Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production) in October 1997, Mr. Andrews became the Vice Chairman of the Board of Directors of the combined entity.

         ERNST BIEKERT, PH.D. Dr. Biekert, age 73, has served as a director of IVAX since 1991. He is a professor at the University of Heidelberg in Germany. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

         CHARLES M. FERNANDEZ. Mr. Fernandez, age 36, has served as Chairman of the Board, Chief Executive Officer and President of Continucare Corporation (integrated health care) since 1996. From 1985 to 1995, he served as Executive Vice President and as a director of Heftel Broadcasting corporation (radio broadcasting). He is a director of Frost Hanna Capital Group, Inc. (investment company).

         JACK FISHMAN, PH.D. Dr. Fishman, age 67, has served as a director of IVAX since 1987. From 1991 to 1995, he served as IVAX's Chief Scientific Officer, and from 1991 to 1997, he served as a Vice Chairman of the Board. He is an Adjunct Professor at The Rockefeller University and Director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. Dr. Fishman was President of IVAX from 1988 to 1991, and served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

         NEIL FLANZRAICH. Mr. Flanzraich, age 54, has served as a director of IVAX since 1997. He has been a shareholder and has served as Chairman of the Life Sciences Legal Practices Group of Heller Ehrman White

& McAuliffe since September 1995. From 1981 to 1994, he served in various capacities at Syntex Corporation (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd., he served as Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. He is Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), and is a director of Whitman Education Group, Inc. (proprietary education) and LXR Biotechnology, Inc. (biopharmaceuticals).

         PHILLIP FROST, M.D. Dr. Frost, age 61, has served as Chairman of the Board and Chief Executive Officer of IVAX since 1987. He served as IVAX's President from 1991 until 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), Vice Chairman of the Board of Directors of Continucare Corporation (integrated health care), and a director of Northrop Grumman Corp. (aerospace). He is Vice Chairman of the Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

         JANE HSIAO, PH.D. Dr. Hsiao, age 50, has served as a director of IVAX and as IVAX's Vice Chairman-Technical Affairs since February 1995, and as Chairman, Chief Executive Officer and President of DVM Pharmaceuticals, Inc., IVAX's veterinary products subsidiary, since March 1998. From 1992 until February 1995, she served as IVAX's Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of Baker Norton Pharmaceuticals, Inc., IVAX's principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of Baker Norton Pharmaceuticals, Inc.

         ISAAC KAYE. Mr. Kaye, age 68, has served as Deputy Chief Executive Officer and a director of IVAX since 1990, and as Chief Executive Officer of Norton Healthcare Limited, IVAX's principal United Kingdom pharmaceutical subsidiary, since 1990.

DIRECTOR COMPENSATION

         Each director who is not employed by IVAX receives $10,000 per year for his service as a director and is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to IVAX's 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following IVAX's annual meeting of shareholders, non-qualified options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and having a term of ten years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board held fourteen meetings during 1997. During 1997, all incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

         AUDIT COMMITTEE. The principal functions of the Audit Committee include reviewing the adequacy of IVAX's internal systems of accounting controls, recommending to the Board the appointment of independent auditors, conferring with independent auditors and internal auditors concerning the scope of their examinations of the books and records of IVAX and their independence, reviewing the financial statements of IVAX and management's disclosures, reviewing the independent auditors' findings and recommendations, and considering other appropriate matters regarding the financial affairs and internal polices and procedures of IVAX. The

Audit Committee's current members are Messrs. Andrews and Flanzraich and Dr. Fishman, and it held four meetings during 1997.

         COMPENSATION AND STOCK OPTION COMMITTEE. The principal functions of the Compensation and Stock Option Committee are to approve or recommend to the Board remuneration arrangements and compensation plans involving IVAX's directors and executive officers and other highly compensated employees, to review with management IVAX's employee benefit programs, and to administer IVAX's stock option plans. The Compensation and Stock Option Committee's current members are Messrs. Andrews and Flanzraich and Dr. Biekert, and it held eight meetings during 1997.

         REGULATORY COMPLIANCE COMMITTEE. The principal function of the Regulatory Compliance Committee is to review with management IVAX's compliance with regulatory requirements. The Regulatory Compliance Committee's current members are Drs. Biekert, Fishman and Hsiao, and it held three meetings during 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires IVAX's directors, executive officers and 10% shareholders to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of IVAX with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish IVAX with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to IVAX and written representations from IVAX's directors and executive officers that no other reports were required, IVAX believes that, during 1997, IVAX's directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except that Mr. Beier inadvertently filed a late Form 3 upon becoming an executive officer in October 1997, and Michael Weintraub, a former director of IVAX, inadvertently filed a late Form 4 in August 1997 relating to a change in the form of beneficial ownership of certain shares of IVAX common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Whitman Education Group, Inc. ("Whitman") leases approximately 7,747 square feet of office space from IVAX in Miami, Florida at an annual rental of $144,598. The lease may be terminated by either party upon 180 days notice. Certain executive officers and directors of IVAX serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

         In January 1998, IVAX sold all of the outstanding shares of PharmAir Corporation, the primary asset of which is the IVAX corporate jet (the "Airplane"), to Aircraft 45470 Acquisition Corp., a corporation beneficially owned by Dr. Frost, for $1,800,000 in cash. The purchase price was determined based upon two independent appraisals of the Airplane, as well as several bona-fide written offers to purchase the Airplane. The Board of Directors, with Dr. Frost abstaining, approved the sale.

         During 1997, IVAX paid approximately $45,650 on behalf of Dr. Frost as an advancement of expenses incurred in the defense of an action filed in the United States District Court for the Eastern District of New York on October 14, 1997 styled MARK FEDER, DERIVATIVELY ON BEHALF OF IVAX CORPORATION V. PHILLIP FROST AND FROST-NEVADA LIMITED PARTNERSHIP. This action alleges a derivative claim on behalf of IVAX pursuant to Section 16(b) of the Securities Exchange Act, 15 U.S.C. Section 78p(b), and seeks disgorgement of profits purportedly obtained by Dr. Frost and FNLP as a result of purchases of Common Stock by them and sales of Common Stock by another corporation. The complaint, which alleges that such transactions resulted in "short-swing profits" of at least $3 million, seeks damages in an unspecified amount, as well as interest and attorneys' fees. The defendants have filed a motion to dismiss the action, which motion remains pending.

         Mr. Flanzraich, who was elected to the Board of Directors in September 1997, is a shareholder in the law firm of Heller Ehrman White & McAuliffe, which rendered legal services to IVAX and its subsidiaries in 1997 and is expected to render legal services to IVAX and its subsidiaries in 1998.

         Effective March 5, 1997, IVAX entered into an employment agreement with Robert Strauss to serve as President and Chief Operating Officer and as a director of IVAX. Pursuant to the agreement, Mr. Strauss was granted options to purchase 700,000 shares of Common Stock, and he was entitled to receive an annual salary of $475,000 and certain employee benefits. The agreement provided for severance payments if Mr. Strauss' employment was terminated under certain circumstances. On July 25, 1997, Mr. Strauss resigned as President and Chief Operating Officer and as a director of IVAX. In connection with his resignation, Mr. Strauss was paid $950,000 and the vesting of 300,000 of his stock options was accelerated.

         Michael W. Fipps, the former Senior Vice President - Finance and Chief Financial Officer of IVAX, resigned on October 3, 1997. In consideration for Mr. Fipps' continued employment after his announced resignation and his agreement to assist in an orderly transition of his duties, Mr. Fipps was paid $235,000 and the vesting of 10,000 of his stock options was accelerated.

STOCK OWNERSHIP OF MANAGEMENT

         The following table indicates, as of April 10, 1998, the number of shares of Common Stock beneficially owned by each director, each nominee for director, each executive officer named in the "Summary Compensation Table," and by all directors and executive officers as a group, and the percentage such shares represent of the total outstanding shares of Common Stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                                     SHARES          PERCENT
                  NAME OR IDENTITY                BENEFICIALLY         OF
                      OF GROUP                      OWNED(1)          CLASS
                      --------                      --------          -----
        Mark Andrews                                    50,000 (2)       *
        Ernst Biekert, Ph.D.                            25,000 (3)       *
        Charles M. Fernandez                           100,000           *
        Jack Fishman, Ph.D.                          2,035,085 (4)      1.7%
        Neil Flanzraich                                  5,000 (3)       *
        Phillip Frost, M.D.                         15,704,733 (5)     13.1%
        Jane Hsiao, Ph.D.                            3,196,877 (6)      2.7%
        Isaac Kaye                                     373,750 (3)       *
        David R. Bethune                                10,500 (7)       *
        Samuel Broder, M.D.                            166,344 (8)       *
        Rafick G. Henein, Ph.D.                         92,500 (9)       *
        All directors and executive officers
          as a group (12 persons)                  21,772,589 (10)     18.1%
--------------------

         *        Represents beneficial ownership of less than 1%.

(1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of such act.
(2) Includes 25,000 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998 and 2,800 shares held by a trust for the benefit of Mr. Andrews' children. Mr. Andrews disclaims beneficial ownership of the shares held by the trust for the benefit of his children.

(3) Includes shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998 as follows: Dr. Biekert (25,000), Mr. Flanzraich (5,000) and Mr. Kaye (343,750).
(4) Includes 5,000 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998 and 9,200 shares held by his wife. Dr. Fishman disclaims beneficial ownership of an additional 60,000 shares held as co-trustee of certain trusts for the benefit of certain family members.
(5) Includes 2,620,475 shares held directly, 1,066 shares held on Dr. Frost's behalf under the IVAX Corporation Employee Savings Plan, 343,750 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998, 12,723,695 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of IVAX's 6 1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 163,034 shares held of record by his wife.
(6) Includes 984,285 shares held as trustee for the benefit of certain family members, 200,000 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998, 2,100 shares held by her children and 1,553 shares held on Dr. Hsiao's behalf under the IVAX Corporation Employee Savings Plan.
(7) These shares are held by Mr. Bethune as trustee of a trust for the benefit of his children.
(8) Includes 165,000 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998 and 1,344 shares held on Dr. Broder's behalf under the IVAX Corporation Employee Savings Plan.
(9) Includes 62,500 shares which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998.
(10) Includes an additional 300 shares of common stock and 12,500 additional shares of common stock which may be acquired pursuant to stock options exercisable within 60 days of April 10, 1998.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by IVAX during 1997 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.


                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION

                                 ---------------------------------------------------    LONG-TERM
           NAME AND                                                  OTHER ANNUAL     COMPENSATION       ALL OTHER
      PRINCIPAL POSITION           YEAR       SALARY       BONUS     COMPENSATION     STOCK OPTIONS    COMPENSATION
      ------------------           ----       ------       -----     ------------     -------------    ------------
                                               ($)          ($)           ($)              (#)            ($)(1)

Phillip Frost, M.D.                  1997       575,000          0                0                0            4,800
CHIEF EXECUTIVE OFFICER              1996       579,246          0                0           75,000            4,500
                                     1995       550,000          0                0           75,000            4,500

Isaac Kaye (2)                       1997       521,520          0                0                0           46,039
DEPUTY CHIEF EXECUTIVE OFFICER       1996       525,000          0                0           75,000           63,167
                                     1995       500,000          0                0           75,000           48,600

David R. Bethune (3)                 1997       169,231    250,000                0          350,000                0
PRESIDENT  AND CHIEF  OPERATING      1996            --         --               --               --               --
OFFICER                              1995            --         --               --               --               --


Rafick G. Henein, Ph.D. (4)          1997       165,865    150,000           38,500          250,000          114,508
SENIOR VICE PRESIDENT                1996            --         --               --               --               --
                                     1995            --         --               --               --               --

Samuel Broder, M.D. (5)              1997       350,000     25,000                0          100,000            4,800
CHIEF SCIENTIFIC OFFICER             1996       371,101          0                0           75,000            4,500
                                     1995       239,393          0                0          150,000           57,300

--------------------

(1) Except for Mr. Kaye, Dr. Broder and Dr. Henein, the amounts included in the "All Other Compensation" column represent matching contributions made by IVAX under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code. For Mr. Kaye, such amounts consist of the use of an automobile and reimbursement for a chauffeur, parking and other automobile related expenses. For Dr. Broder, such amount includes matching contributions under the IVAX Corporation Employee Savings Plan and, for 1995, taxable relocation expenses totaling $52,800. For Dr. Henein, such amount includes taxable relocation expenses and a $100,000 payment to cover the loss on the sale of his former residence.
(2) Mr. Kaye's salary and other compensation is paid in British pounds, and the information in the table is based on the average exchange rate during the applicable year.
(3) Mr. Bethune's employment commenced in July 1997.
(4) Dr. Henein's employment commenced in July 1997. The amount included in the "Other Annual Compensation" column represents an additional annual payment made pursuant to the terms of his employment agreement.
(5) Dr. Broder's employment commenced in March 1995.

EMPLOYMENT AGREEMENTS

         In November 1997, IVAX entered into employment agreements with Dr. Frost and Mr. Kaye, pursuant to which Dr. Frost serves as Chairman and Chief Executive Officer and Mr. Kaye serves as Deputy Chief Executive Officer and as Chief Executive Officer of Norton Healthcare Limited, IVAX's United Kingdom subsidiary. Pursuant to the agreements, Dr. Frost receives an annual base salary of $575,000, and Mr. Kaye receives an annual base salary of $575,000 less certain automobile-related expenses paid on his behalf. The agreements provide for severance payments if either executive's employment is terminated under certain circumstances. The agreements have five year terms, and automatically renew for additional two year terms thereafter unless terminated by either party.

         In July 1997, IVAX entered into an agreement with Mr. Bethune pursuant to which he serves as President and Chief Operating Officer. Pursuant to the agreement, Mr. Bethune was granted options to purchase 350,000 shares of Common Stock, and IVAX agreed to pay Mr. Bethune's relocation expenses, including up to a $60,000 payment to cover expenses associated with the sale of his former residence. In November 1997, IVAX entered into a new agreement with Mr. Bethune that provides for an annual salary of $400,000 and certain employee benefits. The agreement provides for severance payments if Mr. Bethune's employment is terminated under certain circumstances. The agreement has a five year term, and automatically renews for additional two year terms thereafter unless terminated by either party. In December 1997, Mr. Bethune was paid a $250,000 bonus and his annual salary was increased to $614,000 effective January 1, 1998.

         In July 1997, IVAX entered into an employment agreement with Dr. Henein pursuant to which he serves as a Senior Vice President of IVAX and as the President and Chief Executive Officer of Zenith Goldline Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of $150,000 and he was granted options to purchase 250,000 shares of Common Stock. He is entitled to an annual base salary of $575,000, an additional annual cash payment of $38,500 and certain employee benefits, and he is eligible for an annual bonus of up to 100% of his base salary dependent on the performance of Zenith Goldline Pharmaceuticals, Inc. IVAX also agreed to pay Dr. Henein's relocation expenses, including a $100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement has a five year term, and automatically renews for additional two year terms thereafter unless terminated by either party.

CHANGE IN CONTROL AGREEMENTS

         IVAX has entered into change in control employment agreements with certain officers, including Dr. Frost, Mr. Kaye, Mr. Bethune and Dr. Broder. These agreements are intended to provide protection to key employees and to provide for continuity of management in the event of a change in control of IVAX. The agreements become effective if a change in control occurs during the three-year period that commences on the execution of the agreement. The period is automatically renewed each year for an additional three years, unless IVAX provides notice of non-renewal.

         Under the change in control agreements, a change in control includes any of the following events: (1) the acquisition of 40% or more of IVAX's common stock by a person or group, (2) a change in the majority of IVAX's board (other than a change approved by the incumbent board), (3) approval by the shareholders of a reorganization, merger or consolidation, or (4) approval by the shareholders of a liquidation or dissolution or sale of all or substantially all of the assets of IVAX. Exceptions are provided for certain transactions, including those where the existing shareholders of IVAX maintain effective control.

         Once the agreements become effective upon a change in control, they have a term of three years. Each agreement provides that a covered officer will have a position, responsibilities and authority at least commensurate with those held during the ninety days preceding the change in control. Each agreement also provides that the covered officer will be paid an annual base salary equal to the highest salary received during the twelve months preceding the change in control; will be entitled to an annual bonus equal to the average annual bonus paid during the three years preceding the change in control; will be entitled to a one-time special bonus equal to his annual base salary plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control if the officer remains employed with IVAX through the six month anniversary of the change in control; and will be entitled to continued participation in IVAX's benefit plans, fringe benefits, office support and staff, vacation, and expense reimbursement on the same basis as prior to the change in control, and in any case no less favorable than those provided by IVAX to peer executives (as defined in the agreements).

         If, following a change in control, the officer is terminated for any reason other than death, disability or for cause, or if such officer terminates his employment agreement for good reason (as defined in the agreements) or for any reason during the thirty-day period following the six month anniversary of the change in control, then the officer is entitled to a severance payment equal to two times the officer's annual base salary (as defined in the agreements) plus the higher of his last annual bonus or the average annual bonus paid during the three years preceding the change in control. In addition, if the special bonus has not been paid to the officer, the severance payment shall be increased by the amount of the special bonus. The agreements also provide that the officer is entitled to continue to participate in IVAX's welfare benefit plans for the full three-year employment period.

         In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, IVAX will "gross-up" the officer's compensation for all federal, state and local income and excise taxes and any penalties and interest thereon.

STOCK OPTIONS

         The following table sets forth information concerning stock option grants made during 1997 to the executive officers named in the "Summary Compensation Table." Unless otherwise noted, all stock options identified in the table are nonqualified options and vest in equal portions over four years.

                     STOCK OPTION GRANTS IN FISCAL YEAR 1997

                                            PERCENT OF                                POTENTIAL REALIZABLE VALUE
                                               TOTAL                                  AT ASSUMED ANNUAL RATES OF
                                              OPTIONS                                STOCK PRICE APPRECIATION FOR
                                 OPTIONS    GRANTED TO   EXERCISE    EXPIRATION                  OPTION TERM
             NAME                GRANTED     EMPLOYEES     PRICE        DATE
             ----                -------     ---------     -----        ----         ----------------------------
                                   (#)          (%)         ($)                          5%             10%
                                                                                        ($)             ($)
 Phillip Frost, M.D.                0           --          --                 --        --               --
 Isaac Kaye                         0           --          --                 --        --               --
 David R. Bethune (1)            350,000        13.0        8.94        7/27/2007     1,967,811        4,986,820
 Rafick G. Henein, Ph.D. (2)     250,000         9.3        8.94        7/27/2007     1,405,579        3,562,014
 Samuel Broder, M.D.             100,000         3.7       12.88        3/13/2004       524,345        1,221,948

--------------------

(1) Mr. Bethune's stock options vest in equal portions over three years.
(2) One-fourth of Dr. Henein's stock options vested on July 27, 1997, the date of grant, and the remainder will vest in equal portions over three years.

         The following table sets forth information concerning stock option exercises during 1997 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers, based on the closing price of $6.75 on December 31, 1997.


                   STOCK OPTION EXERCISES IN FISCAL YEAR 1997
                        AND FISCAL YEAR-END OPTION VALUES

                                SHARES                                                        VALUE OF UNEXERCISED
                               ACQUIRED                   NUMBER OF UNEXERCISED               IN-THE-MONEY OPTIONS
                                  ON        VALUE       OPTIONS AT FISCAL YEAR-END             AT FISCAL YEAR-END
            NAME               EXERCISE    REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
            ----               --------    --------      -----------     -------------     -----------   --------------
                                  (#)        ($)              (#)          (#)                 ($)             ($)
Phillip Frost, M.D.                0          0           293,750        106,250                0               0
Isaac Kaye                         0          0           293,750        106,250                0               0
David R. Bethune                   0          0                 0        350,000                0               0
Rafick G. Henein, Ph.D.            0          0            62,500        187,500                0               0
Samuel Broder, M.D.                0          0            83,750        231,250                0               0

PERFORMANCE GRAPH

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for 1993 through 1997 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1992 and the reinvestment of all dividends.

                             [GRAPH OMITTED]

     YEAR-END                         1992   1993    1994   1995    1996   1997
     --------                         ----   ----    ----   ----    ----   ----
     IVAX Corporation                  100     98      65     98      35     23
     Dow Jones Pharmaceuticals Index   100     93     106    174     219    339
     Dow Jones Equity Market Index     100    110     111    152     188    251


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of IVAX's executive officers, including the Chief Executive Officer, is determined by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is presently composed of three non-employee directors. The Committee's compensation policies are based on a desire to enhance long-term shareholder value. To achieve this goal, the Committee recognizes that it must adopt compensation policies which will attract, retain and motivate qualified and experienced executive officers. In attracting and retaining executives, the Committee recognizes that IVAX must compete for the services of executives with many other companies which possess significantly greater financial resources than IVAX and have available more comprehensive compensation plans and arrangements than are presently utilized by IVAX. To adequately motivate executives in view of the goal of enhancing shareholder value, the Committee recognizes that it must design compensation policies which align the financial interests of IVAX's executive officers with those of its shareholders.

         In light of these factors, the Committee believes that a critical component of compensation for executives of IVAX is the award of significant long-term compensation in the form of stock options at the time the executive joins IVAX and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of IVAX through the grant of stock options will enable IVAX to attract and retain qualified and experienced executive officers. In addition, the Committee believes that this approach to compensation creates an entrepreneurial atmosphere which motivates executives to perform to their full potential. The Committee believes that dependence on stock options for a significant portion of executive compensation more closely aligns the executives' interests with those of IVAX's shareholders, since the ultimate value of such compensation is directly dependent on the stock price.

         The Committee has implemented Guidelines Regarding Exercise of Stock Options (the "Guidelines"), applicable to all managers, scientists and other professionals, including all executive officers of IVAX, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of any shares acquired upon exercise. The Committee will consider an individual's past compliance with the Guidelines in considering the award of additional options.

         The Committee did not establish performance targets or adopt any formal bonus plan for 1997. The Committee may, in certain circumstances, pay a cash bonus to executives whose individual performance during a particular year was outstanding, in the subjective opinion of the Committee. The amount of any such bonus is based upon the recommendation of the Chief Executive Officer.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual base salary recommendations to the Committee for the executive officers of IVAX. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual base salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the cost of living, and the financial performance of IVAX, including IVAX's revenues, net income and earnings per share. The determination of annual base salary is largely subjective, and no specific weight is given to any particular factor.

         Stock options represent a significant portion of total compensation for IVAX's executive officers. Options are generally awarded to executive officers at the time that they join IVAX and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of IVAX's stock price increases. Generally, grants vest in equal amounts over a four-year period and have seven-year terms. Executives must be employed by IVAX at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive's position with IVAX, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with the Guidelines, and discussions with the executive. The determination of the timing and number of stock options granted to the executive officers is made by the Committee on a subjective basis, with no specific weight given to any particular factor.

         CHIEF EXECUTIVE OFFICER. For 1997, the Committee approved Dr. Frost's base salary of $575,000, on the basis of the magnitude of his responsibilities and his ability to influence IVAX's financial performance. In light of IVAX's financial performance in 1996, the Committee did not increase Dr. Frost's base salary and did not grant Dr. Frost any bonus or stock options during 1997. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee also noted that Dr. Frost was compensated below the levels paid to chief executive officers with comparable qualifications, experience, and responsibilities at other similarly-situated companies.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to the chief executive officer or to any of the four other most highly compensated executive officers of the company. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, IVAX believes that compensation expenses relating to options granted under its stock option plans will not be subject to the Section 162(m) limitations. At this time, the Company does not intend to qualify other compensation paid to its executive officers for deductibility under Section 162(m). The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to the Company's compensation strategies and future decisions involving executive compensation.

         The Committee continually evaluates IVAX's compensation policies and procedures with respect to its executive officers.

                             COMPENSATION COMMITTEE:

                                  MARK ANDREWS
                              ERNST BIEKERT, PH.D.
                                 NEIL FLANZRAICH

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board to audit IVAX's financial statements for 1998. This firm has acted as independent public accountants for IVAX since 1986. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by shareholders.

                                OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         If a shareholder desires to bring business before the annual meeting, the shareholder must follow procedures outlined in IVAX's by-laws. A copy of these procedures is available upon request from the Secretary of IVAX, 4400 Biscayne Boulevard, Miami, Florida 33137. One of the procedural requirements in the by-laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting.

         If a shareholder wants to nominate a person for election to the Board other than a director nominated by the Board, notice of the proposed nomination must be received by the Secretary not less than 60 days nor more than 90 days prior to the meeting. A copy of the by-law provisions governing the requirement for notice is available upon request from the Secretary. The notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination. A nomination which does not comply with the above procedure will be disregarded.

         Under the rules of the Securities and Exchange Commission, any shareholder proposals intended to be presented at IVAX's 1999 annual meeting of shareholders must be received by the Secretary no later than December 16, 1998, in order to be considered for inclusion in IVAX's proxy statement and form of proxy card relating to such meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by IVAX. In addition to the use of the mail, regular employees of IVAX may solicit proxies personally or by telephone or facsimile. IVAX will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

OTHER BUSINESS

         As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, the persons named as proxies will vote on such matters in their discretion.

April 17, 1998

(..continued)






                                IVAX CORPORATION
                  4400 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Phillip Frost, M.D., David R. Bethune, and Armando A. Tabernilla, and each of them severally, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to vote as designated on the reverse side, all the shares of Common Stock, par value $0.10 per share, of IVAX Corporation (the "Company") held of record by the undersigned at the close of business on April 10, 1998, at the Annual Meeting of Shareholders to be held on June 5, 1998, and at any adjournment of such meeting, and, in their discretion, to vote such shares upon such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                            (continued on other side)

                           (continued from other side)

1. ELECTION OF DIRECTORS

   FOR each nominee    WITHHOLD AUTHORITY to vote for     Mark Andrews; Ernst Biekert, Ph.D.; Charles M. Fernandez;
   listed (except as   all nominees listed.               Jack Fishman,Ph.D.; Neil Flanzraich; Phillip Frost, M.D.;
   marked to the                                          Jane Hsiao, Ph.D. and Isaac Kaye.
   contrary).

       [ ]                        [ ]                     -----------------------------------------------------
                                                          (INSTRUCTION:  To withhold authority to vote for any
                                                          individual nominee, write that nominee's name in
                                                          the space provided above.)


                                                          The undersigned acknowledges receipt of the
                                                          accompanying Notice of Annual Meeting of Shareholders
                                                          and Proxy Statement for the June 5, 1998 meeting.

                                                           Dated: ____________________________________, 1998

                                                           ----------------------------------------------------
                                                           Signature

                                                           ----------------------------------------------------
                                                           Signature if held jointly

                                                           (Please sign exactly as name or names appear hereon.
                                                           Full title of one signing in a representative
                                                           capacity should be clearly designated after signature.
                                                           Names of all joint holders should be written even if
                                                           signed by only one.)

         PLEASE COMPLETE, SIGN, AND DATE THIS PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United States.